EXHIBIT 10.18

***         CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

Datapak Services Corporation                                           New Hudson ••• Phoenix ••• Reno

MASTER SERVICES AGREEMENT

                This MASTER SERVICES AGREEMENT (this “Agreement”) is made effective as of January 3, 2006, by and between Datapak Services Corporation, a Michigan corporation ("Datapak"), and Bare Escentuals, Inc. a California corporation ("Bare Escentuals").

RECITALS

                WHEREAS, Datapak provides comprehensive inventory warehousing, order fulfillment, call center and administrative services; and

                WHEREAS, Datapak desires to provide such services to Bare Escentuals, and Bare Escentuals wishes to purchase such services from Datapak, upon the terms and conditions set forth in this Agreement.

AGREEMENT

                NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.             SERVICES.  Datapak shall provide to Bare Escentuals all services (the “Services”) set forth on the Schedule of Work (“SOW”) attached as Schedule 1 to this Agreement.  The SOW may be amended or modified at any time during the Term (as defined in Section 4 of this Agreement) upon the mutual agreement of the parties, which shall be set forth in writing and executed by an authorized representative of each party.  All such services shall be performed in accordance with the “Operational Procedure” set forth on Schedule 2 to this Agreement, and in accordance with the “Service Level Objectives” set forth on Schedule 3 to this Agreement, which “Service Level Objectives” shall become effective thirty (30) days after the date this Agreement is signed.

2.             PRICING; PAYMENT.  In consideration of the provision of services set forth on the SOW and otherwise in this Agreement, Bare Escentuals agrees to make payment to Datapak in accordance with the “Pricing Schedule” set forth on Schedule 4 to this Agreement; provided, however, that Datapak shall discount the pricing set forth on the Pricing Schedule as follows: (i) after Bare Escentuals has made orders for Services in any calendar year which cumulatively represent *** in gross service revenues, all future orders for Services during the remainder of such calendar year (which represent up to *** in gross service revenues) shall be ***; (ii) after Bare Escentuals has made orders for Services in any calendar year which cumulatively represent *** in gross service revenues, all orders for Services during the remainder of such calendar year shall be ***.  Notwithstanding the Effective Date of this Agreement, all orders since January 1, 2006 shall be credited towards the calculation of gross service revenues during calendar year 2006 for purposes of establishing the *** set forth above.  All payments shall be due within thirty (30) days of receipt by Bare Escentuals of an invoice from Datapak, except for invoices related solely to transportation costs, which invoices shall be paid within ten (10) days of receipt.  Beginning on the thirty-first (31st), or eleventh (11th) (as applicable), day after receipt of an invoice, any unpaid amounts will accrue interest at a rate equal to the lesser of *** per month or the maximum rate allowable by law.   Unless Bare Escentuals disputes the accuracy of an invoice in good faith, if a Bare Escentuals fails to make payment on or before the sixtieth (60th) day after receipt of the invoice, or with respect to invoices related solely to transportation costs on or before the forty-fifth (45th) day, Datapak may, upon fourteen (14) days prior written notice to the Bare Escentuals, institute any one or a combination of the following actions:

a.             discontinue processing orders until payment in full is received;

b.             place all existing orders on hold until payment in full is received; or

c.             terminate this Agreement.

In the event of such a good faith dispute, Bare Escentuals shall identify the specific line items of the invoice which are disputed.  Bare Escentuals shall pay the full amount of the undisputed line items in the subject invoice in a timely manner as set forth above, and the remedies of Datapak set forth above for failure to so timely pay such undisputed line items shall apply.  The parties shall promptly meet to attempt to resolve such disputed line items, and if no such resolution is achieved within a commercially reasonable time period, then such dispute shall be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association presided over by a single arbitrator selected pursuant to those rules, but who has never performed any services for either party, at the office located in San Francisco, California.  Any such dispute shall not be considered an audit for purposes of Section 3 of this Agreement.

                For purposes of tiered pricing set forth above and revenue commitments as set forth in Section 12 of this Agreement, “gross service revenue” shall: (i) include revenue for Services rendered by Datapak under this Agreement; and (ii) exclude revenue for (1) materials and packaging materials, (2) transportation and shipping, (3) postcards and printing jobs, and (4) all outside purchases/charges.

3.             AUDIT.  Datapak agrees to maintain complete records of each transaction involving the purchase, sale, or shipping of any Bare Escentuals merchandise by Datapak for a period of two (2) years following the transaction.  Upon reasonable notice, Bare Escentuals (or a certified public accountant appointed by Bare Escentuals in its sole discretion) shall have the right to audit Datapak’s invoices and business processes to verify that they are in compliance with the Pricing Schedule.  In the event that such audit indicates that Datapak has overcharged

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Bare Escentuals by more than ***, then such overpaid amount plus the costs of such audit, shall be immediately paid by Datapak to Bare Escentuals.

                Bare Escentuals shall also have the right to conduct monthly audits (or other mutually agreed upon review procedure) to confirm Datapak’s compliance with Service Level Objectives.  In the event that such audit (or other review) indicates that Datapak has failed to comply with the Operational Procedure or Service Level Objectives, then, in addition to Bare Escentuals’ other rights and remedies under this Agreement, Datapak shall immediately reimburse Bare Escentuals the cost of the audit.

4.             TERM.  This Agreement shall become effective on January 3, 2006, and shall continue in effect through December 31, 2007 (the “Term”), at which time it shall automatically renew for a period of one (1) year, unless either party has provided written notice to the other at least ninety (90) days prior to the expiration of the Term (or any extension thereof) of its intention not to so renew.  Notwithstanding the foregoing, except in the event of a termination pursuant to Section 5 of this Agreement, in the event that Bare Escentuals elects not to renew the Term for a third (3rd ) year, Bare Escentuals shall reimburse Datapak for a “pro rata” portion of the monthly rent payments which become due and payable during such third (3rd) year under Datapak’s lease of the warehouse premises located at 9000 General Drive, Plymouth, Michigan, provided:

a.             Datapak cooperates in good faith with all of Bare Escentuals’ efforts to sublet, assign or otherwise transfer Datapak’s obligations under the lease, including, without limitation, cooperating with the reasonable requests of any Bare Escentuals or its agents, representatives or real estate brokers retained by it for purposes of subletting, assigning or transferring such lease;

b.             Datapak does not amend or modify such lease without the prior written consent of Bare Escentuals;

For purposes of this Section 4 of this Agreement, the “pro rata” portion of the monthly rent shall be the product obtained by multiplying the total monthly rent of the premises by a fraction, the numerator of which is the square footage of the premises which is not utilized for customers other than Bare Escentuals, and the denominator of which is the total square footage of the premises.

5.             TERMINATION.

a.             Termination by Bare Escentuals.  Upon the occurrence of any of the following, Bare Escentuals may terminate this Agreement by delivering written notice of such election to Datapak:

i.              any material change in the ownership or control of Datapak or any sale, transfer or relinquishment by Datapak of a substantial interest in the ownership of the business to be carried on by Datapak under this Agreement, without the prior written consent of Bare Escentuals;

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ii.             the insolvency of Datapak, the filing of a petition in bankruptcy by or against Datapak, the appointment of a receiver for Datapak or Datapak’s property, the execution of an assignment by Datapak of all or substantially all of its assets for the benefit of its creditors, or the conviction of Datapak or any principal or manager of the Datapak for any crime tending to adversely affect the ownership or operation of business, notice of which shall immediately be given by Datapak to Bare Escentuals, and the failure by Datapak to remedy such circumstance within thirty (30) days of its occurrence;

iii.            the breach by Datapak of any of its obligations under this Agreement and the failure by Datapak to remedy such breach within thirty (30) days of being notified of its existence by Bare Escentuals, unless the nature of the breach is such that it requires more immediate remedy as set forth in this Agreement, in which event such remedy must be completed in such lesser period of time; or

iv.            Bare Escentuals determines that Datapak has (1) failed to remedy its noncompliance with any Service Level Objectives in a timely manner (as set forth in the Service Level Objectives), or (2) failed to comply with Service Level Objectives three (3) or more times during any twelve (12) month period regardless of whether such noncompliance was timely cured.  For purposes of this Section 5(a)(iv) of this Agreement, “failure to comply” or “noncompliance” shall mean that Datapak’s performance deviates from an established Service Level Objectives by a magnitude of ***.  Notwithstanding the foregoing, if Datapak’s noncompliance with a Service Level Objective results from Bare Escentuals’ failure to provide Datapak information reasonably sufficient for Datapak to comply with such Service Level Objectives or from other causes outside of Datapak’s control, including but not limited to impacts on Datapak’s operations caused by Bare Escentuals or its agents and employees, then such noncompliance shall not constitute “noncompliance” or “failure to comply” hereunder; provided that, in such event, Datapak shall use commercially reasonable efforts to remedy such noncompliance within a commercially reasonable time period.

b.             Effect of Termination.  Termination of the Agreement shall not relieve the parties of any obligation or liability arising prior to such termination, including the obligation to maintain the confidentiality of the Confidential Information (as defined in Section 7 of this Agreement).  In the event of expiration or termination of this Agreement, Datapak will:

i.              not have any further right to distribute any Bare Escentuals merchandise;

ii.             make available for pick up by Bare Escentuals any and all merchandise, materials, manuals, price lists, Confidential Information or other property of Bare Escentuals which is within the possession or control of Datapak; and

iii.            discontinue any and all call center services.

c.             Survival.  The terms and conditions of Sections 4, 5.b, 6, 7, 8.b, 9, and 12.e of this Agreement shall survive the expiration or other termination of this Agreement.

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6.             OWNERSHIP OF INVENTORY/CUSTOMER DATA.

a.             Bare Escentuals’ Proprietary Rights.  The Bare Escentuals’ merchandise warehoused or otherwise held by Datapak, and any and all customer data or other Confidential Information (as defined in Section 7 of this Agreement) obtained or learned by Datapak pursuant to this Agreement involve valuable patent, copyright, trade secret, trade name, trademark and other proprietary rights of Bare Escentuals.  No title to or ownership of any such proprietary right is transferred to Datapak under this Agreement or by use of any trademark, patent or other proprietary right.  Bare Escentuals reserves all such proprietary rights.  Datapak will not infringe, misappropriate or violate any proprietary rights of Bare Escentuals.  Without limiting the generality of the foregoing, Datapak will not register or attempt to register, directly or indirectly, any such patents, copyrights, trade names, trademarks or other proprietary rights other than in the name of Bare Escentuals.  Bare Escentuals shall own all of the merchandise and other inventory it deposits in Datapak’s warehouses (collectively, the “Inventory), and all of the customer data.

b.             Datapak’s Proprietary Rights.  Datapak is not authorizing, selling, transferring, licensing or permitting the use of any of its intellectual property, including but not limited to proprietary data, formulas, database structures, database format, computer applications, programming and software owned, licensed or developed by Datapak.  All computer applications, programming and software, either purchased, owned, licensed or developed by Datapak in connection with any services rendered by Datapak under this Agreement shall remain exclusive property of Datapak and the Bare Escentuals shall never have any right, entitlement or claim to said property, and Bare Escentuals disclaims all rights, claims, or entitlement to same.

7.             CONFIDENTIALITY.  "Confidential Information" means information that is provided by or on behalf of either party (the "Discloser") to the other party (the "Recipient"), or to which a party otherwise gains access, in the course of or incidental to the performance of this Agreement, is of value to the Discloser and is not generally known to others, including, without limitation, customer lists, customer information, employee lists, technology, processes, marketing techniques, price lists, pricing policies, business methods, contracts and contractual relations with the Discloser's customers and suppliers, know-how, software, future and proposed products and services, financial information, business forecasts, sales and merchandising, and marketing plans and information.  Confidential Information may be disclosed in written or other tangible form (including on magnetic media) or by oral, visual or other means.  The terms, conditions and provisions of this Agreement shall be deemed by the parties hereto to be Confidential Information of both parties hereto.  The Recipient of Confidential Information shall use the Confidential Information only for the purposes of this Agreement or as otherwise expressly permitted by this Agreement.  Recipient of Confidential Information shall protect such Confidential Information from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care.  Recipient may disclose Confidential Information received hereunder (a) to its affiliates, (b) to Recipient's employees and independent contractors, and (c) to Recipient's affiliate's employees and independent contractors, and who in all of the foregoing cases have a need to know such information and are bound to protect the received Confidential Information from unauthorized use and disclosure under terms no less restrictive than those contained in this Agreement.  Confidential Information shall not otherwise be disclosed by Recipient to any third party without the prior written consent of the Discloser.  The restrictions herein on the use and disclosure of Confidential Information shall not apply to information that:  (i) was publicly known at the time of Discloser's communication thereof to Recipient or becomes publicly known through no fault of Recipient subsequent to the time of such communication; (ii) was in Recipient's possession free of any obligation of confidence at the time of Discloser's communication to Recipient; (iii) is developed by Recipient independently of and without reference to any of Discloser's Confidential Information or other information that Discloser disclosed in confidence to any third party; (iv) is rightfully obtained by Recipient from third parties authorized to make such disclosure without restriction; (v) is identified in writing by the Discloser as no longer proprietary or confidential.  In the event Recipient is required by law, regulation or court order to disclose any of Discloser's Confidential Information, Recipient will promptly notify Discloser in writing prior to making any such disclosure and shall reasonably cooperate in any efforts of Discloser to seek a protective order or other appropriate remedy from the proper authority.  If Discloser is not successful in precluding the requested disclosure, Recipient will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.  All Confidential Information disclosed under this Agreement (including information in computer software or held in electronic storage media) shall be and remain the property of Discloser or its licensors. All such information in any computer memory or data storage apparatus shall be erased or destroyed, and all such information in tangible form in the possession or under the control of the Recipient shall, at the discretion of the Recipient, either be destroyed or returned to the Discloser promptly upon the earlier of: (i) the written request of the Discloser or (ii) termination or expiration of this Agreement, and in any of such events and to the applicable extent shall not thereafter be retained in any form by or through Recipient unless otherwise expressly permitted hereunder.

8.             INSURANCE/RISK OF LOSS.

a.             Insurance.  Datapak shall maintain in full force and effect policies of insurance for the full replacement cost of all Bare Escentuals’ merchandise located in Datapak's warehouses. Datapak shall likewise maintain in full force and effect policies of insurance on buildings and equipment at Datapak's facilities, including commercial general liability insurance, property damage and personal injury insurance and fire and theft coverage with limits (in combination with excess liability insurance) of Two Million Dollars ($2,000,000) per occurrence combined single limit and Four Million Dollars ($4,000,000) in the aggregate, and shall maintain workers’ compensation coverage as required by applicable law.  Such policies of insurance shall be issued by a responsible insurer satisfactory to Bare Escentuals, shall include Bare Escentuals as an additional insured, shall provide Bare Escentuals not less than thirty (30) days advance notice of cancellation or material change in the policy, and shall not include a policy deductible in excess of $10,000.  Upon Bare Escentuals’ request, Datapak shall provide (i) a copy of the insurance policies required to be carried under this Section 8.a of this Agreement, and (ii) a certificate of insurance from the insurer certifying that such coverage is in place.

b.             Risk of Loss.  Bare Escentuals shall be fully responsible for the Inventory until it is physically received at Datapak's warehouses.  Datapak shall be responsible for the Inventory once delivered to its warehouses until such time as such Inventory is delivered by Datapak and accepted by a shipping company pursuant to an order for shipment.  Thereafter, Bare Escentuals shall bear the risk of loss unless and until such Inventory is returned to the custody of Datapak.

9.             INDEMNIFICATION.

a.             Datapak Indemnity.  Datapak shall defend, indemnify and hold Bare Escentuals harmless against all claims, losses, damages, costs, and expenses, including reasonable attorneys’ fees, arising out of or related to (i) Datapak’s breach or default under this Agreement; (ii) any personal injury, death or property damage, sustained by any person arising out of or resulting from the Datapak’s activities contemplated by this Agreement, (iii) the negligence or misconduct of Datapak, or its employees, agents or contractors in the provision of call center services.

b.             Bare Escentuals Indemnity.  Bare Escentuals shall defend, indemnify and hold Datapak harmless against all claims, losses, damages, costs, and expenses, including reasonable attorneys’ fees, arising out of or related to Bare Escentuals’ products, provided that (i) Datapak notifies Bare Escentuals in writing within thirty (30) days of Datapak’s receipt of notice of the claim, (ii) Bare Escentuals has sole control of the defense and all related settlement negotiations, and (iii) Datapak provides Bare Escentuals with the assistance, information and authority necessary to perform the above.

10.          DATAPAK’S REPRESENTATIONS AND WARRANTIES.  Datapak represents and warrants to Bare Escentuals that (i) it has the full capacity and authority and all necessary licenses, permits and consents to enter into and to provide the services under this Agreement and any other documents to be entered into by it hereunder, (ii) all statements and representations in this Agreement and in all materials provided to Bare Escentuals prior to the date hereof are true and accurate, (iii) it will perform its obligations under this Agreement in good faith, with a high quality of care and in accordance with any representations made herein or in any other materials provided to Bare Escentuals prior to the date hereof, (iv) its employees, agents and or contractors are appropriately qualified to perform their duties and responsibilities contemplated herein and will perform their obligations with all due skill, care and diligence, including without limitation all call center related activities, and (v) it will perform its obligations under this Agreement in compliance with all applicable laws and regulations now in effect or hereinafter promulgated or enacted.

11.           LIMITATION OF LIABILITY.  NEITHER PARTY WILL BE HELD LIABLE FOR ANY INDIRECT, SPECULATIVE, CONSEQUENTIAL, INCIDENTAL, AND/OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, BUSINESS

INTERRUPTIONS, AND LOSS OF PROFITS, REGARDLESS OF WHETHER SUCH PARTY HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

12.          REVENUE COMMITMENT.  As further consideration for the mutual promises set forth in this Agreement, Bare Escentuals guarantees that for each calendar year during the Term of this Agreement and for each calendar year of any renewal period, it shall provide Datapak enough work for the Services Datapak performs under this Agreement to generate gross service revenue to Datapak equal to or greater than *** of the gross service revenue earned by Datapak in calendar year 2005.

13.          NOTICES.  All notices and other communications required or permitted hereunder will be in writing and will be mailed, hand delivered, sent by Federal Express or other recognized overnight courier service, or sent by facsimile transmission, to the parties as follows:

If to Datapak:

Datapak Services Corporation

55353 Lyon Industrial Drive

New Hudson, Michigan 48165

Attention:   Larry W. Kinney, President

Telephone: (248) 446-9500

Facsimile: (248) 446-9595

Email: lkinney@datapakservices.com

With copy to:

Datapak Services Corporation

55353 Lyon Industrial Drive

New Hudson, Michigan 48165

Attention:   Robert G. Lahiff, General Counsel

Telephone: (248) 446-9500

Facsimile: (248) 446-9595

Email: rlahiff@datapakservices.com

If to Bare Escentuals:	Bare Escentuals, Inc. 71 Stevenson Street San Francisco, California 94105 Attention: Telephone: (415) 288-3500 Facsimile:

Any party may from time to time, by written notice to the others, designate a different address or additional persons that will be substituted for and/or added to the address(es) above specified.  Notices by mail will be sent by United States certified or registered mail, return receipt requested, postage prepaid, and will be deemed given and effective upon receipt or refusal of receipt.  Notices by hand delivery will be deemed given and effective upon the delivery thereof.  Notices by overnight courier will be deemed given and effective on the first business day following the delivery thereof to Federal Express or another recognized overnight courier

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service.  Notices by electronic mail or facsimile will be deemed given upon transmission (provided, in the case of facsimile transmission, a send confirmation is received and retained by the sending party).

14.          MISCELLANEOUS.

Assignment.  Datapak will not assign this Agreement, in whole or in part, directly, by operation of law, or otherwise, except with the prior written consent of Bare Escentuals.

Attorneys’ Fees.  If any action will be instituted between Datapak and Bare Escentuals in connection with this Agreement or in connection with the enforcement of any indemnity under this Agreement (including appeals), the party prevailing in such action will be entitled to recover from the other party all of its costs of action, including actual consultants’ and attorneys’ fees and attorneys’ costs.  For purposes of this Agreement, the terms “attorneys’ fees” and “attorneys’ costs” will include the fees and expenses of counsel to the prevailing party, which may include printing, photocopying, duplicating and other expenses, air freight charges and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney.

Construction.  This Agreement will not be construed more strictly against any party merely by virtue of the fact that the same has been prepared by such party or its counsel, it being recognized both of the parties hereto have contributed substantially and materially to the preparation of this Agreement.  All words in this Agreement that are expressed in the neuter gender will be deemed to include the masculine, feminine and neuter genders and any word in this Agreement that is expressed in the singular or plural will be deemed, whenever appropriate in the context, to include the plural and the singular.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which when taken together will constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by the other party or parties to this Agreement attached thereto.

Governing Law/Venue.  This Agreement will be governed in all respects by the laws of the State of California.  The United Nations Convention on Contracts for the International Sale of Goods shall have no application whatsoever to this Agreement.  The parties submit to the personal jurisdiction of the Courts (Federal and State) in the State of California, with respect to all matters related to or arising out of this Agreement, including post judgment proceedings.  The parties agree that the venue for all disputes, claims or litigation arising out of or related to this contract shall be exclusively in the State or Federal Courts in the City and County of San Francisco, California.

Headings.  Headings of Sections are for convenience of reference only, and will not be construed as a part of this Agreement.

No Third Party Beneficiary.  This Agreement is solely for the benefit of the parties hereto and, to the extent provided in this Agreement, their respective partners, directors, officers, employees, agents and representatives, and no provision of this Agreement will be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

Partial Invalidity.  In the event that any provision of this Agreement will be unenforceable in whole or in part, such provision will be limited to the extent necessary to render the same valid, or will be excised from this Agreement, as circumstances require, and this Agreement will be construed as if said provision had been incorporated in this Agreement as so limited, or as if said provision has not been included in this Agreement, as the case may be.

Waiver.  No waiver of any provision or condition of this Agreement by any party will be valid unless in writing signed by such party.  No such waiver will be taken as a waiver of any other or similar provision or of any future event, act, or default.

Relationship of the Parties.  Datapak is an independent contractor and not an agent, employee, franchisee or partner of Bare Escentuals, and is acting in the ordinary course of business.  Datapak has no authority to create or assume any obligation, express or implied, on behalf of Bare Escentuals.  This Agreement does not create or evidence any joint venture or partnership of the parties.

Entire Agreement.  This Agreement, including all schedules and exhibits attached hereto and documents to be delivered pursuant hereto, will constitute the entire agreement and understanding of the parties, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not contained in this Agreement.  This Agreement may be amended only by a written amendment executed by both of the parties hereto.

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                IN WITNESS WHEREOF, the parties have executed this Order Fulfillment and Administrative Services Agreement as of the date first set forth above:

DATAPAK SERVICES CORPORATION, A Michigan corporation:		BARE ESCENTUALS, INC., A California corporation:

By:	/s/ Larry W. Kinney	By:	/s/ Myles McCormick
Name:	Larry W. Kinney	Name:	Myles McCormick
Title:	President	Title:	CFO

By:		By:
Name:		Name:
Title:		Title:

SCHEDULE 1

Statement of Work

WAREHOUSING AND ORDER FULFILLMENT SERVICES

Datapak shall provide to Bare Escentuals a customized order fulfillment and administrative program in connection with the sale of Bare Escentuals' products. This shall include the following:

(a)           Establishing customized programs and services to meet Bare Escentuals' storage and order fulfillment needs related to the Bare Escentuals’ spa/professional markets and international distributor sales and infomercial business;

(b)           Processing orders daily via electronic transfer, email, fax and telephone; the orders will include among other things, the name of the customer, the shipping address, the goods to be shipped, the freight carrier to be used for shipping and any special packing instructions (the “Shipping Order”).

(c)           Arranging for the shipment of the ordered merchandise on behalf of the Bare Escentuals to customers, with Bare Escentuals customer invoices included for orders taken on account, and providing avenues for invoice payment and collections with an Aged Accounts Receivable (AAR) Report;

(d)           Providing adequate warehouse space for Bare Escentuals’ inventory, including appropriate temperature and humidity controls so as to avoid damage or mutation of the Inventory. Bare Escentuals shall (i) specifically identify each such SKU that requires particular temperature and humidity controls, and (ii) specify the specific temperature and humidity controls for each such SKU, and the parties will reach mutually agreeable price additions or modifications required for Datapak to implement such additional controls, which additions or modifications shall be reflected in a written amendment to the Pricing Schedule signed by both parties.

(e)           Providing to Bare Escentuals on a daily basis via electronic transfer, email, fax and telephone, tracking information and confirmation of shipping of all packages sent on behalf of Bare Escentuals.

(f)            Offering to Bare Escentuals full access to its program at Datapak through electronic data transfers, email or report facsimile.

(g)           Providing a web accessible inventory balance system, updated every 15 minutes.

(h)           Providing to Bare Escentuals on a monthly basis a complete detailed report on all project activity. This monthly report shall include:

(i)        Inventory value status;

(ii)       Aging accounts receivable status:

(iii)      Item sales analysis:

(iv)      Bank transaction report reconciliation:

(v)       Sales tax information.

(vi)      Other reports periodically requested by Bare Escentuals.

CALL CENTER SERVICES

I.              Datapak will provide Bare Escentuals with inbound customer contact services as follows:

(a)           Answer all inquiries received from Bare Escentuals customers via multiple communication methods (e.g., telephone, email, fax, voice message, web chat, etc.), including:

                                (i)            taking orders;

                                (ii)           checking the status of orders;

                                (iii)          processing credits;

                                (iv)          changing or canceling continuity shipment membership;

                                (v)           updating customer profile information;

(vi)          addressing customers’ issues with their online accounts at bareminerals.com (or other web sites);

                                (vii)         providing product information;

                                (viii)        answering general questions about the company and its retail outlets;

(ix)           or providing any other customer service related to Bare Escentuals’ products;

(x)            provide friendly, courteous customer service in accordance with Bare Escentuals’ customer service philosophy

All of the above services, and any attempts to “save the sale” or otherwise “cross-sell or up-sell” to Bare Escentuals’ customers shall be conducted in strict accordance with the Operational Procedure set forth on Schedule 2 to this Agreement and any training materials or other product documents provided by Bare Escentuals.

II.            Datapak will provide Bare Escentuals with outbound customer contact services as follows:

(a)           Contact Bare Escentuals’ customers in order to rectify order issues such as incorrect address or declined credit card, etc.; and

(b)           Initiate outbound telephone and/or email campaigns as directed by Bare Escentuals.

SCHEDULE 2

Operational Procedure Standards

1.             Datapak will consult with Bare Escentuals on any significant facility, personnel, resource or technology decision to be made by Datapak that may impact Bare Escentuals’ business.

2.             Datapak and Bare Escentuals will adhere to mutually agreed upon communication plans governing the relationship between the two parties and participate in agreed upon weekly, monthly and periodic meetings.  Datapak will establish a permanent fulltime position for an account manager dedicated to the Bare Escentuals’ account.

3.             Datapak and Bare Escentuals will adhere to mutually agreed upon escalation procedures to address issues arising out of the normal course of business.

4.             Datapak and Bare Escentuals will work together to reach mutually agreeable processes and controls and auditing procedures within the spirit of the Sarbanes-Oxley Act of 2002, Type II SAS 70 review, with the acknowledgment that Datapak is not a publicly traded company and not subject to that act.

5.             Datapak and Bare Escentuals will work together to arrive at mutually agreeable invoicing and reporting formats, content and timing.

6.             Datapak shall ship Bare Escentuals’ products in accordance with mutually agreed to procedures, in compliance with applicable laws, rules, regulations and other governmental requirements and guidelines and shall obtain any proper licenses to for shipping Bare Escentuals’ products domestically and internationally.

7.             Datapak’s systems and business policies will be PCI (Payment Card Industry) compliant as a Level 1 Merchant.  Upon request, Datapak will provide Bare Escentuals with periodic status reports on its compliance and remediation efforts.

8.             Datapak will process customer returns, refunds, credits and replacements according to the procedures detailed in Addendum C, Bare Escentuals Customer Service Policy.  Bare Escentuals shall be responsible for paying all applicable sales tax on products shipped to Bare Escentuals’ customers by Datapak on behalf of Bare Escentuals.

9.             Bare Escentuals may negotiate contracts separately with freight carriers which Datapak will utilize for shipping Bare Escentuals’ products.  In the event Bare Escentuals enters such a contract, Datapak shall abide by the terms and conditions of such contract.

10.           Credit/Debit and Check Transactions. A merchant account and checking account will be established for the purpose of processing sales of Bare Escentuals’ products warehoused by Datapak, as follows:  A Bare Escentuals merchant account shall be established at a processor or bank of Bare Escentuals’ choosing. This shall be a separate contract between Bare Escentuals and the processor/bank and Datapak shall not be a party to that contract.  When a credit/debit order is received by Datapak, it will be transmitted by Datapak to the merchant account processor/bank selected by Bare Escentuals.  When the merchant account processor/bank informs Datapak that the credit/debit order has been approved, Datapak will then package and ship the order.  If checks will be accepted by Bare Escentuals, a checking account will be established by Datapak in Bare Escentuals’ name.  When a check order is received for Bare Escentuals’ product, Datapak will deposit the check into the checking account.  When the check clears, Datapak will then package and ship the order.

11.           Bare Escentuals understands that regardless of any refusal to provide a refund, credit or replacement to a customer, the customer may seek a chargeback from his/her credit card company or other financial institution, over which Datapak has no control.  Datapak has no obligation or duty to challenge or fight a chargeback request from a customer.  Datapak will respond to the chargeback by providing the information it has at its disposal to the financial institutions involved and will bill the Bare Escentuals for this activity at the rate of *** per minute. The chargeback request may be processed and such chargeback may be: 1) charged to Bare Escentuals’ account; or 2) charged to Datapak’s account if Datapak is D/B/A Bare Escentuals.  Bare Escentuals shall reimburse Datapak for all chargebacks and bank fees to any Datapak account and for any liability or loss Datapak incurs related to the chargeback, regardless of the merit of customer’s entitlement to a chargeback, refund, return or replacement.

12.           BareEscentuals will provide monthly call volume projections for each month no later than one month prior to the first day of the month for which projections are made.  Bare Escentuals may adjust the call volume projections no later than two weeks prior to the first of the month for which projections are being made.

13.           Datapak shall participate with Bare Escentuals in weekly discussions of event calendar for next 30-90 days.  Each event must be disclosed at least 21 days in advance.

14.           Promptly upon request by Bare Escentuals, Datapak shall meet and confer in good faith in order to establish “mutually acceptable guidelines” (including modifying or adding charges for same which will then be set forth as a written amendment to the Pricing Schedule signed by both parties) as set forth in this Agreement, including, without limitation, with respect to establishing Service Level Objective criteria as set forth on Schedule 3 to this Agreement.  Any such guidelines may be set forth in writing and attached to this Agreement after confirmation of their accuracy by both parties.

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SCHEDULE 3

Service Level Objectives

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SCHEDULE 4

Pricing Schedule

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